Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Western Acquisition Ventures Corp. on Form S-4 Pre-Effective Amendment No. 5 [File No. 333-269724] of our report dated April 25, 2024, which includes an explanatory paragraph as to Western Acquisition Ventures Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of Western Acquisition Ventures Corp. as of December 31, 2023 and 2022, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on July 10, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, MA

October 31, 2024